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                                   EXHIBIT 21


                       CHANTAL PHARMACEUTICAL CORPORATION

                            LISTING OF SUBSIDIARIES

                                                                           Ownership
                                                                           ---------
Chantal Chemical and Pharmaceutical Corporation, a Delaware Corporation      100%

Chantal Chemical Corporation, a Delaware Corporation                         100%

Chantal Pharmaceutical AG, a Swiss Corporation                               100%

Chantal Pharmaceutical GmbH, a German Corporation                            100%

Chantal Skin Care Corporation                                                 90%

Chantal Media Corporation, a Delaware Corporation                            100%

Chantal Pharmaceutical Nederlands, a Holland Corporation                     100%

Chantal Skin Care Limited, a Hong Kong Corporation                           100%